Exhibit (d)(3)

ADVISORY AGREEMENT

THIS AGREEMENT is made as of October 25, 2007, by and between AMBASSADOR FUNDS, a Delaware statutory trust (the “Trust”), and SBA INVESTMENT ADVISERS, INC., a Michigan corporation (the “Adviser”).

WHEREAS, the Trust is an open-end, diversified management investment company,

WHEREAS, the Trust desires to retain the Adviser to render investment advisory and management services under the terms hereof to the Michigan Investment Trust, Government Money Market Series (the “Fund”), which is a separate investment portfolio that has been authorized by the Trust’s Board of Trustees; and

WHEREAS, the Adviser has been organized to operate as an investment adviser and desires to provide investment advisory services to the Trust, and is registered as an Investment Adviser under the Investment Advisers Act of 1940, as amended.

NOW THEREFORE, in consideration of the mutual covenants hereinafter contained, it is hereby agreed by and between the parties hereto as follows:

1.

Employment of the Adviser.  The Trust hereby appoints the Adviser to act as Adviser of the Fund for the period and on the terms set forth in this Agreement.  The Adviser accepts such appointment and agrees to render the services herein described, for the compensation herein provided.  Subject to the approval of the Board of Trustees, the Adviser is authorized to enter into one or more subadvisory agreements (each a “Subadvisory Agreement”) with one or more other registered investment advisers, whether or not affiliated with the Adviser (each a “Subadviser”), pursuant to which each Subadviser shall furnish to the Fund continuous portfolio management services in connection with the management of a designated portion of the assets of the Fund.  The Adviser will continue to have responsibility for all investment advisory services furnished pursuant to any Subadvisory Agreement.  The Trust and Adviser understand and agree that the Adviser may manage the Fund in a “multi-manager” style with either a single or multiple Subadvisers, which contemplates that the employment of each Subadviser must be approved by the Fund’s Board of Trustees and shareowners in accordance with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).  The Adviser shall:

(a)

continually evaluate the performance of each Subadviser to the Funds through quantitative and qualitative analysis and consultations with each Subadviser;

(b)

periodically make recommendations to the Board of Trustees as to whether the contract with one or more Subadviser should be renewed, modified, or terminated; and

(c)

periodically report to the Board of Trustees regarding the results of its evaluation and monitoring functions.

2.

Management of Assets.  Subject to the supervision of the Board of Trustees and subject to Section 1 hereof and any Subadvisory Agreement, the Adviser shall manage the investment operations of the Funds and the composition of the Fund’s portfolio, including the purchase, retention and disposition thereof, in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information, and subject to the following understandings:

(a)

The Adviser (or a Subadviser under the Adviser’s supervision) shall provide supervision of a portion of the Fund’s investments, and shall determine from time to time what investments or securities will be purchased, retained, sold, or loaned by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(b)

The Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Declaration of Trust and By-Laws of the Trust and the Trust’s SEC registration statement applicable to the Fund, and with the instructions and directions of the Board of Trustees, and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations.  In connection therewith, the Adviser shall, among other things, prepare and file (or cause to be prepared and filed) such reports as are, or may in the future be, required by the SEC.

(c)

The Adviser (or a Subadviser under the Adviser’s supervision) shall determine the securities to be purchased or sold by that portion of the Fund allocated to such Subadviser, and will place orders pursuant to its determinations with or through such persons, brokers or dealers (including, but not limited to, any broker or dealer affiliated with the Subadviser) to carry out the policy with respect to brokerage as set forth in the Fund’s Prospectus and Statement of Additional Information or as the Board of Trustees may direct from time to time.  In providing the Funds with investment supervision, it is recognized that the Adviser (or a Subadviser under the Adviser’s supervision) will give primary consideration to securing the most favorable price and efficient execution.  Consistent with this policy, the Adviser (or a Subadviser under the Adviser’s supervision) may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Adviser (or Subadviser) may be a party.  It is understood that any broker or dealer affiliated with the Adviser (or Subadviser) may be used as principal broker for securities transactions, but that no formula has been adopted for allocation of the Fund’s investment transaction business.  On occasions when the Adviser (or a Subadviser under the Adviser’s supervision) deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Adviser (or the Subadviser), the Adviser (or Subadviser), to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser (or the Subadviser) in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Funds and to such other clients.

(d)

The Adviser (or a Subadviser under the Adviser’s supervision) shall maintain all books and records with respect to the Fund’s portfolio transactions carried out by the Adviser (or the Subadviser) and shall render to the Board of Trustees such periodic and special reports as the Board may reasonably request.

(e)

The Adviser shall be responsible for the financial and accounting records maintained by the Fund (other than those being maintained by the Fund’s Custodian).

(f)

The Adviser (or a Subadviser under the Adviser’s supervision) shall provide the Fund’s Custodian on each business day information relating to all transactions concerning the Fund’s assets that are managed by the Adviser (or such Subadviser).

(g)

The investment management services of the Adviser to the Fund under this Agreement are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

(h)

The Adviser shall make reasonably available its employees and officers for consultation with any of the Trustees or officers or employees of the Trust with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

3.

Compensation of the Adviser.  For the services and facilities described in Sections 1 and 2, the Trust will pay to the Adviser at the end of each calendar month, an investment advisory and management fee, computed daily and payable monthly, at an annual rate of 0.21% of the average daily net assets of the Fund.  For the month and year in which this Agreement becomes effective or terminates, there shall be an appropriate proration on the basis of the number of days that the Agreement is in effect during the month and year, respectively.

4.

Expenses Borne By the Fund.  In addition to the fee of the Adviser, the Trust shall assume and pay any expenses for services rendered by a Custodian or by the Transfer and Dividend Disbursing Agent for the safekeeping of the Fund’s securities or other property, for keeping its books of account, and for any other charges of the Custodian or of the Transfer and Dividend Disbursing Agent.  The Adviser shall not be required to pay and the Trust shall assume and pay the charges and expenses of the Fund’s operations, including compensation of the Trustees, of the Administrator/Accountant and any Distributor, charges and expenses of independent auditors, of legal counsel, any registrar of the Fund for the Fund, costs of acquiring and disposing of portfolio securities, interest, if any, on obligations incurred by the Fund, cost of share certificates, if any, and of reports and notices to shareholders, other like miscellaneous expenses and all taxes, costs and fees payable to federal, state or other governmental agencies or others on account of the registration of securities issued by the Trust, filing of corporate documents or otherwise.  The Trust shall not pay or incur any obligation for any expenses for which the Fund intends to seek reimbursement from the Adviser or adjustment of the Adviser’s fee as herein provided without first obtaining the written approval of the Adviser.

5.

Limitation on Adviser Liability.  The Adviser shall not be liable for any error of judgment or of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

6.

Term; Termination.  This Agreement shall become effective with respect to the Fund on the date hereof and shall remain in full force until July 31, 2009, unless sooner terminated as hereinafter provided.  This Agreement shall continue in force from year to year thereafter with respect to the Fund, but only as long as such continuance is specifically approved for the Fund at least annually in the manner required by the 1940 Act and the rules and regulations thereunder; provided, however, that if the continuation of this Agreement is not approved for the Fund, the Adviser may continue to serve in such capacity for the Fund in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

This Agreement shall automatically terminate in the event of its assignment and may be terminated at any time without cause and without the payment of any penalty by the Trust or by the Adviser on sixty (60) days written notice to the other party.  The Trust may effect termination with respect to the Fund by action of the Trustees or by vote of a majority of the outstanding voting securities of the Fund.

The terms “assignment” and “vote of a majority of the outstanding voting securities” have the meanings set forth in the 1940 Act and the rules and regulations thereunder.

Termination of this Agreement shall not affect the right of the Adviser to receive payments on any unpaid balance of the compensation described in Section 2 earned prior to the effective date of such termination.

7.

Amendment.  This Agreement may be amended at any time by mutual written agreement of the parties; provided, however, that no amendment to this Agreement for which approval by vote of a majority of the Fund’s outstanding voting securities is required under the 1940 Act shall be effective until such approval is obtained.

8.

Severability.  If any provision of this Agreement shall be held or made invalid or unenforceable by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

9.

Notices.  Any notice under this Agreement shall be in writing, addressed and delivered or mailed, postage prepaid, to the other party at such address as such other party may designate for the receipt of such notice.

10.

Limitation of Fund Liability.  The Declaration of Trust establishing Ambassador Funds, filed March 22, 2000, a copy of which, together with all amendments thereto (the “Declaration”), is on file in the office of the Secretary of the State of Delaware, provides that the name “Ambassador Funds” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of Ambassador Funds, shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Ambassador Funds, but the Trust Estate only shall be liable.

11.

Defined Terms.  Terms not defined herein shall have the same meanings as such terms are used in the currently effective prospectus with respect to shares of the Fund.

IN WITNESS WHEREOF, the Trust and the Adviser have caused this Agreement to be executed on the day and year first above written.

AMBASSADOR FUNDS

By: /S/ CONRAD W. KOSKI

       Conrad W. Koski, Chairman

SBA INVESTMENT ADVISERS, INC.

By: /S/ BERNARD J. COURSON

       Bernard J. Courson, President